Exhibit 99.1

FOR RELEASE AT 5:00 PM EST ON FRIDAY, NOVEMBER 16, 2012

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF 8.125% SENIOR NOTES EXCHANGE OFFER

DENVER — November 16, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that it has completed its offer to exchange $800 million aggregate principal amount of its unregistered 8.125% Senior Notes due 2019 (the “Initial Notes”) for $800 million aggregate principal amount of its outstanding 8.125% Senior Notes due 2019 registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

The registered exchange offer, which expired at 5.00 p.m., New York City time, on November 9, 2012, fulfilled the Company’s obligations regarding the registration of the Initial Notes, which were issued on November 23, 2011 and May 17, 2012.  Pursuant to registration rights agreements entered into by the Company in connection with the sale of the Initial Notes, the Company agreed to file a registration statement with the Securities and Exchange Commission relating to the offer and Exchange Notes.

All of the holders of the Initial Notes participated in the exchange offer, and the Company exchanged all of the Initial Notes that were tendered by the holders of those notes for Exchange Notes.  The Exchange Notes contain substantially identical terms to the Initial Notes.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11